Exhibit 10.42

    Memory Pharmaceuticals Corp.

100 Philips Parkway

Montvale, New Jersey 07645

Phone: (201) 802-7104

Fax: (201) 802-7190

www.memorypharma.com

April 24, 2007

James R. Sulat

President and Chief Executive Officer

Memory Pharmaceuticals Corp.

100 Phillips Parkway

Montvale, NJ 07645

RE: Amendment to Offer Letter

Dear Jim:

This letter amends the offer letter previously provided to you by Memory Pharmaceuticals Corp. (the “Company”), dated May 3, 2005 (the “Offer Letter”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Offer Letter.

The following amendments to the Offer Letter shall be effective as of the date executed by you and the Company.

1.	The following paragraph shall replace and supersede, in its entirety, the first paragraph of Section 3(e) of the Offer Letter:

(e) Upon termination of your employment for any reason, the Company will pay you, within two (2) weeks of such termination, your current base salary earned through the termination date, plus accrued vacation, if any, and other benefits or payments, if any, to which you are entitled. In the event your employment is terminated by the Company without “Cause” (as defined below) or by you for “Good Reason” (as defined below), then the Company will continue for a period of twelve (12) months to (i) pay you your bi-weekly rate in effect at the time of termination, less applicable deductions, (ii) provide and pay the Company’s portion of your medical and dental insurance, and (iii) pay you in monthly installments one-twelfth (1/12) of your average annual bonuses for the previous three (3) calendar years (or such shorter period if you have not been employed for three (3) calendar years). In addition, if your employment is terminated by the Company without Cause or by you for Good Reason you will be entitled to accelerated vesting of twenty-five percent (25%) of your unvested stock options as of the date of such termination of your employment. If within three (3) months prior to, or within eighteen (18) months after, the occurrence of a Change of Control (as defined below), your employment is either terminated by the Company without Cause or by you for Good Reason, your unvested stock options will become fully vested. Upon the occurrence of the accelerated vesting of your stock options as described in the preceding two (2) sentences, (i) with respect to your incentive stock options, such options must be exercised by you within ninety (90) days after the termination of your employment and (ii) with respect to your non-qualified stock options, such options must be exercised by you on or before the date that is the later to occur of (i) ninety (90) days after the date of termination of your employment or (ii) January 15th of the calendar year immediately succeeding the date of termination of your employment. The Company will not be obligated to continue any such payments to you or accelerate vesting of your stock options under this paragraph 3(e) in the event you materially breach the terms of this letter agreement or the Confidentiality Agreement (as defined below). Notwithstanding any termination of your employment for any reason (with or without Cause or for Good Reason), you will continue to be bound by the provisions of the Confidentiality Agreement.

2.	The following paragraph shall replace and supersede, in its entirety, Section 3(g) of the Offer Letter:

(g) For the purpose of this paragraph 3, the termination of your employment for “Good Reason” shall mean the termination by you of your employment with the Company (i) within three (3) months after a material diminution in your responsibilities (provided that such diminution is not in connection with the termination of your employment for Cause), (ii) within three (3) months after you no longer report to the Board or cease to be a member of the Board (other than as a result of any act or circumstance relating to your inability, failure or refusal to serve as a member of the Board), (iii) within three (3) months of your principal work location changing to be more than fifty (50) miles from the Company’s principal offices or (iv) within three (3) months after the reduction by the Company of the amount of your base salary, unless such reduction is pursuant to a plan and as a consequence the base salaries of the Company’s executives are reduced generally. The Company shall notify you, within sixty (60) days of receipt of your notice of intent to terminate your employment for Good Reason if the Company disagrees with your intent to terminate under this paragraph. For the purposes of this letter agreement, “Change of Control” shall be deemed to have occurred if the Company is consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company’s assets or shares of stock or otherwise (excluding (A) transactions solely for the purpose of reincorporating the Company in a different jurisdiction or recapitalizing or reclassifying the Company’s stock, or (B) any merger or consolidation in which the shareholders of the Company immediately prior to such merger or consolidation continue to own at least a majority of the outstanding voting securities of the Company or the surviving entity after such merger of consolidation).

Except as specifically set forth herein, all other terms and conditions of the Offer Letter shall remain in full force and effect. On and after the date hereof, each reference in this letter agreement or the Offer Letter to the “letter” shall mean the Offer Letter as amended hereby.

Please sign below if you agree and accept the foregoing terms.

Sincerely,

Memory Pharmaceuticals Corp.

By:	/s/ Jonathan J. Fleming
Name:	Jonathan J. Fleming
Title:	Chairman of the Board

I have read and agree to the terms and conditions contained herein:

/s/ James R. Sulat	April 25, 2007
James R. Sulat	Date